FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Chief Financial Officer Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 Jane Petrino (Investors) Tel: (212) 845-4274

Avalon Pharmaceuticals Reports Third Quarter 2005 Results

GERMANTOWN, MD, November 8, 2005 — Avalon Pharmaceuticals, Inc. (Nasdaq and ArcaEx®: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced financial and operational results for the quarter and nine months ended September 30, 2005.

“In the first nine months of 2005, Avalon has made significant progress delivering on our corporate objectives,” stated Kenneth C. Carter, Ph.D., President and CEO. “We have acquired a clinical phase oncology compound, established two drug discovery partnerships, filed and activated our first IND, and completed our IPO. Looking ahead, the initiation of clinical trials in cancer patients with AVN944, further progress on our beta-catenin and aurora kinase inhibitor programs, and momentum in our discovery partnerships, will continue to create value as we advance our development programs.”

OPERATIONAL HIGHLIGHTS

•	Avalon IPO: On September 28, 2005, Avalon Pharmaceuticals announced the pricing of its initial public offering of 2,750,000 shares of its common stock at a price to the public of $10.50 per share. All of the shares were offered by Avalon. The offering was closed on October 4, 2005 with gross proceeds of $28,875,000 and proceeds to Avalon, net of underwriters discount, of $26,853,750.

•	AVN944 IND filing and activation: On September 1, 2005, Avalon submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for its lead candidate, AVN944, for treatment of cancer. On September 30, 2005 Avalon announced the activation of the IND by the FDA. Avalon plans to begin its first U.S. Phase I clinical trial of AVN944 in patients with hematologic malignancies as soon as details are completed with the clinical sites.

•	Novartis Collaboration: On September 13, 2005, Avalon announced a collaboration with Novartis to discover small molecule therapeutic compounds targeted against a pathway selected by Novartis. Avalon will use its AvalonRx® drug discovery engine in this program to identify hits from compounds in Novartis’ chemical library. Novartis will be responsible for lead optimization, preclinical and clinical testing of any resulting product candidates, as well as all future development and sales and marketing activities. Under the terms of the agreement, Avalon will receive an upfront payment, research support, and milestone payments.

•	MedImmune Collaboration: During the quarter, Avalon commenced work on the drug discovery partnership formed with MedImmune, Inc. In the collaboration, formed in June 2005 to discover and develop small molecule therapeutic compounds in the area of inflammatory disease, Avalon will use its AvalonRx® drug discovery engine to identify lead compounds.

FINANCIAL DETAILS

•	Total revenues increased to $748,000, for the three months ended September 30, 2005, compared to $375,000 for the three months ended September 30, 2004. All 2005 revenues are related to our collaboration agreement with MedImmune, Inc. Total revenues decreased to $748,000, for the nine months ended September 30, 2005, compared to $1,125,000 for the nine months ended September 30, 2004. All 2005 revenues were earned during the third quarter of 2005.

•	Operating expenses. Total costs and expenses from operations increased to $4.4 million for the three months ended September 30, 2005, compared to $3.9 million for the three months ended September 30, 2004. This increase is primarily related to an accrual for year-end performance bonuses. Total costs and expenses from operations increased to $16.8 million for the nine months ended September 30, 2005, compared to $11.4 million for the nine months ended September 30, 2004. The nine month period during 2005 included a $5 million expense related to our in-licensing agreement with Vertex Pharmaceuticals.

•	Net loss was $3.6 million for the third quarter of 2005, compared to a net loss of $3.7 million in the third quarter of 2004. For the first nine months of 2005, net loss was $16.3 million, compared to a net loss of $10.7 million in the first nine months of 2004.

•	Net loss per share applicable to common stockholders during the third quarter of 2005 was $(25.58) compared to a loss of $(30.21) in the comparable quarter of last year. During the first nine months of 2005, net loss per share applicable to common stockholders was $(125.89) compared to a net loss per share of $(88.20) in the first nine months of 2004. As a result of the initial public offering closing on October 4, 2005, subsequent to the end of the third quarter, the per share loss applicable to common stockholders does not reflect the conversion of preferred shares into 4,747,188 shares of common stock or 2,750,000 shares of common stock sold to the public. After the closing of the offering on October 4, 2005, 8,404,958 common shares were outstanding, compared to 156,972 weighted average number of common shares for the three months ended September 30, 2005.

•	As of September 30, 2005, cash, cash equivalents and marketable securities totaled $7.4 million. Of this amount, $6.3 million was held in a restricted account to serve as collateral for our long-term debt. Subsequent to the end of the quarter, total net proceeds of $26.9 million were received by Avalon upon closing of Avalon’s initial public offering on October 4, 2005.

CONFERENCE CALL & WEBCAST INFORMATION

Avalon Pharmaceutical’s senior management will host a conference call on Wednesday, November 9, 2005 at 8:00 am EST. During the call, Dr. Kenneth C. Carter, President and CEO, Gary Lessing, Chief Financial Officer and Dr. David Bol, Vice President, Pharmaceutical Development will discuss quarterly results and other corporate activities. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing (866) 510-0676 (in the U.S.) and (617) 597-5361 (internationally) and requesting the “Avalon Pharmaceuticals conference call hosted by Dr. Carter.” To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will also be available through January 31, 2006 on Avalon’s website.

About Avalon Pharmaceuticals, Inc.
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics. Avalon seeks to discover and develop novel therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.

Forward Looking Statement: This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to statements concerning Avalon’s future financial condition and other statements about its research and development activities, its collaboration agreements, and the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties. All forward looking statements are qualified in their entirety by this cautionary statement and the company undertakes no obligation to revise or update this conference call to reflect events or circumstances after the date hereof.

AVALON PHARMACEUTICALS, INC.
(A DEVELOPMENT-STAGE COMPANY)

STATEMENTS OF OPERATIONS
(Unaudited)

Dollars in thousands except for per share amounts.

					Period from
					November 10, 1999
	Three Months Ended		Nine Months Ended		(inception) to
	September 30,		September 30,		September 30, 2005
	2005	2004	2005	2004
Revenues	$748	$375	$748	$1,125	$3,068
Costs and expenses:
Research and development	3,174	2,802	13,188	8,144	61,619
General and administrative	1,185	1,060	3,634	3,209	21,920
Total costs and expenses	4,359	3,862	16,822	11,353	83,539

Loss from operations	(3,611)	(3,487)	(16,074)	(10,228)	(80,471)
Total other income (expense):	(32)	(176)	(249)	(448)	653

Net Loss	$(3,643)	$(3,663)	$(16,323)	$(10,676)	$(79,818)
Accretion of convertible preferred
Stock issuance costs	(370)	(218)	(1,111)	(655)	(5,702)
Net loss attributed to common stockholders	$(4,013)	$(3,881)	$(17,434)	$(11,331)	$(85,521)

Net loss attributed to common stockholders
per common share — basic and diluted	$(25.58)	$(30.21)	$(125.89)	$(88.20)	$(669.57)

Weighted average number of
common share — basic and diluted	156,872	128,488	138,490	128,471	127,725

AVALON PHARMACEUTICALS, INC.
(A DEVELOPMENT-STAGE COMPANY)

BALANCE SHEETS

Dollars in thousands.

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$1,102	$8,209
Restricted cash and securities	6,313	6,100
Property and equipment, net	11,401	13,398
Other assets, net	3,324	1,585
Total assets	$22,140	$29,292
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities	$8,289	$3,288
Long-term liabilities	10,096	11,366
Preferred stock and stock warrants	75,156	80,609
Total stockholders’ equity/(deficit)	(71,401)	(65,971)
Total liabilities, redeemable convertible preferred stock and
stockholders’ deficit	$22,140	$29,292

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